Exhibit 99.10(b)

SCHEDULE I

TO
DISTRIBUTION AND SERVICE PLAN
FOR
CLASS A SHARES OF
THE VICTORY PORTFOLIOS

DATED August 1, 2013

This Plan shall be adopted with respect to Class A Shares of the following series of The Victory Portfolios:

Fund	Rate*
1. Balanced Fund	0.25%
2. Diversified Stock Fund	0.25%
3. Dividend Growth Fund	0.25%
4. Emerging Markets Small Cap Fund	0.25%
5. Established Value Fund	0.25%
6. Fund for Income	0.25%
7. Global Equity Fund	0.25%
8. Integrity Mid-Cap Value Fund	0.25%
9. Integrity Micro-Cap Equity Fund	0.25%
10. Integrity Small-Cap Value Fund	0.25%
11. Integrity Small/Mid-Cap Value Fund	0.25%
12. International Fund	0.25%
13. International Select Fund	0.25%
14. Investment Grade Convertible Fund	0.25%
15. Large Cap Growth Fund	0.25%
16. Munder Emerging Markets Small-Cap Fund	0.25%
17. Munder Growth Opportunities Fund	0.25%
18. Munder Index 500 Fund	0.15%
19. Munder International Fund-Core Equity	0.25%
20. Munder International Small-Cap Fund	0.25%
21. Munder Mid-Cap Core Growth Fund	0.25%
22. Munder Total Return Bond Fund	0.25%
23. National Municipal Bond Fund	0.25%
24. Ohio Municipal Bond Fund	0.25%
25. Select Fund	0.25%
26. Small Company Opportunity	0.25%
27. Special Value Fund	0.25%

*          Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

As of May 22, 2014

THE VICTORY PORTFOLIOS

By:

Accepted:

VICTORY CAPITAL ADVISERS, INC.

By: